WELLS FARGO & COMPANY POSASR

EXHIBIT 23(d)

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

February 26, 2019

Re:	Registration Statement, filed by Wells Fargo & Company and Wells Fargo Finance LLC
File Nos. 333-221324 and 333-221324-01

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94104

Wells Fargo Finance LLC

375 Park Avenue, 4th Floor

New York, New York 10152

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), and Wells Fargo Finance LLC, a Delaware limited liability company, in connection with the preparation and filing of a registration statement on Form S-3, File Nos. 333-221324 and 333-221324-01 (the “Registration Statement”), including a prospectus in the form in which it appears in the Registration Statement, as amended, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of, among other things, (i) the Company’s Medium-Term Notes, Series S and Medium-Term Notes, Series T and (ii) Wells Fargo Finance LLC’s debt securities (collectively, the “Notes”).

We hereby consent to the reference to us under the heading “United States Federal Tax Considerations” in any pricing supplement relating to the offer and sale of any particular Notes prepared and filed by the Company or Wells Fargo Finance LLC with the Securities and Exchange Commission on this date or a future date. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP
Davis Polk & Wardwell LLP